Exhibit 10.35

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such omissions are designated as ***.

Execution Copy

TERMINATION AND TRANSITION AGREEMENT

This Termination and Transition Agreement (this “Agreement”) is made and entered into as of this 31st day of October, 2008 (“Effective Date”), by and between Abbott Laboratories, an Illinois corporation with principal offices at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 (“Abbott), and OraSure Technologies, Inc., a Delaware corporation with principal offices at 220 East First Street, Bethlehem, Pennsylvania 18015 (“OraSure”).

BACKGROUND

OraSure and Abbott have previously entered into that certain Supply and Distribution Agreement, dated as of February 11, 2005, as amended by Amendment No. 1, dated as of July 21, 2005 (as amended, the “Distribution Agreement”), pursuant to which OraSure agreed to supply, and Abbott agreed to distribute, the OraQuick ADVANCE® Rapid HIV-1/2 Antibody Test. The parties desire to terminate the Distribution Agreement and provide for the transition of Abbott’s Current Customers and New Customers (such terms are defined below) to OraSure, pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and other mutual promises and covenants contained in this Agreement, OraSure and Abbott, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Distribution Agreement. For purposes of this Agreement, the following terms will have the respective meanings set forth below:

1.1 “Assigned Contract” shall have the meaning set forth in Section 3.8.

1.2 “Combined Contract” shall mean any written contract pursuant to which Abbott or its Affiliates supplies OraQuick® Products to a customer in addition to one or more other products. A Combined Contract shall not include any contract which is limited solely to the provision of OraQuick® Products by Abbott to any customer.

1.3 “Current Customer” shall mean any customer that at the time in question is then purchasing OraQuick® Product from Abbott or its Affiliates pursuant to Abbott’s rights under the Distribution Agreement.

1.4 “National Account” shall mean the following customers of Abbott: ***.

1.5 “New Customer” shall mean any customer (other than a Current Customer) who begins to purchase or resumes purchasing OraQuick® Product from Abbott or its Affiliates after the Effective Date.

1.6 “OraQuick® Contract” shall mean any written contract pursuant to which Abbott or its Affiliates supplies OraQuick® Product to any of its customers; provided that the term OraQuick® Contract shall not include any Combined Contract.

1.7 “OraQuick® Product” shall mean the OraQuick ADVANCE® Rapid HIV-1/2 Antibody Test and related positive and negative OraQuick ADVANCE® controls.

1.8 “Pending Orders” shall mean customer orders for OraQuick® Product received by Abbott or its Affiliates pursuant to any OraQuick® Contract and which have not been shipped as of the Termination Date.

1.9 “Termination Date” shall mean December 31, 2008.

1.10 “Transition Committee” shall have the meaning set forth in Section 3.1.

1.11 “Transition Period” shall mean the period beginning on the Effective Date and ending on the Termination Date.

1.12 “Post-Termination Period” shall mean the period beginning January 1, 2009 and ending March 31, 2009.

2. Termination and Release.

2.1 Termination. Subject to the terms and conditions set forth in this Agreement, and except as otherwise provided in this Agreement, the Distribution Agreement shall terminate on the Termination Date. OraSure and Abbott acknowledge and agree that the termination of the Distribution Agreement is by mutual agreement and not for cause.

2.2 Conflicts. In the event of a conflict or inconsistency between the terms of this Agreement and the terms of the Distribution Agreement, the terms of this Agreement shall control and, to the extent necessary, shall constitute an amendment to the Distribution Agreement.

3. Transition Period. During the Transition Period, OraSure and Abbott agree to perform the respective obligations set forth in this Section 3.

3.1 Transition Committee. In order to effect the objectives of this Agreement, the parties agree to establish a transition committee which shall operate as provided below (“Transition Committee”).

(a) Composition. The Transition Committee shall consist of representatives (as needed) from each party as each party shall appoint from time to time. Either party may replace its representative(s) for any reason and at any time upon notice to the other party.

(b) Meetings. The Transition Committee shall meet, at a minimum, at least bi-monthly and otherwise as mutually agreed by the parties, either in person, by telephone, or by video conference call. Additional participants may be invited by any representative to attend meetings where appropriate.

(c) Decision-Making. The parties shall cause their respective representatives on the Transition Committee to use diligent efforts, acting in good faith, to resolve all matters presented to them as expeditiously as possible. If the Transition Committee members are unable to resolve any such matter presented to them within a reasonable period of time, the matter shall be presented to OraSure’s President and Chief Executive Officer and Abbott’s Executive Vice-President, Diagnostics or their designees for good faith negotiation of resolution. To the extent any matter or dispute which should arise is not resolved pursuant to the procedures in this section, the procedures set forth in Section 10.13, shall be followed.

(d) Duties and Responsibilities. The Transition Committee will be responsible for assisting in and overseeing all of the activities as set forth in Sections 3 and 4 and for fulfilling their respective responsibilities hereunder.

3.2 Business Preservation. The parties agree to cooperate with and assist each other, and use commercially reasonable efforts, to maintain sales of OraQuick® Products to all Current Customers and New Customers. It is the intention of the parties to maintain customer satisfaction, preserve customer good will and the reputation of the OraQuick® Products, OraSure and Abbott, and to take all actions reasonably necessary to ensure the continued supply of OraQuick® Products to each Current Customer and New Customer, both before and after the transfer of such Customers by Abbott to OraSure; provided, however, that Abbott makes no representation, warranty or covenant concerning: (a) the likelihood of obtaining New Customers during the Transition Period or (b) the likelihood that Current Customers or New Customers will purchase OraQuick® Products from OraSure. If, during the Transition Period, any customer in the Hospital Segment is unable to negotiate a mutually acceptable price or other terms with Abbott for OraQuick Products, the Transition Committee shall discuss alternative solutions and strategies for the customer to minimize any potential loss of sales. The timing and content of any notice or communication to Abbott’s customers and sales representatives (or to any other third parties) regarding the termination of the Distribution Agreement and transition of customers shall be subject to the prior approval of both parties.

3.3 Customer Information. As soon as practicable after the Effective Date, Abbott shall use commercially reasonable efforts to provide OraSure with the information listed on Exhibit A to this Agreement for all Current Customers and those customers who have purchased OraQuick® Product from Abbott in the twenty-four (24) months prior to the Effective Date, subject to any confidentiality obligations Abbott may have to such Current Customers and past customers. Abbott shall use commercially reasonable efforts to provide such customer information in an electronic file and in a format compatible with OraSure’s validated SAP system. All such information shall have been provided no later than October 31, 2008.

3.4 New Customers. To the extent Abbott obtains any New Customers, Abbott shall, as soon as practicable, supply OraSure with the information specified in Section 3.3 for each such New Customer, subject to any confidentiality obligations Abbott may have to such New Customers.

3.5 Customer Transition. As soon as practicable after the Effective Date, OraSure and Abbott shall cooperate in good faith to develop a mutually agreeable detailed plan for transitioning all Current Customers and New Customers to OraSure, including communication of this transition and termination of Abbott’s rights to distribute the OraQuick® Products under the Distribution Agreement. Such transition activities shall include, but not be limited to, the development by the parties of milestones and a list of key customer accounts which receive in-person visits by sales representatives of both parties prior to the Termination Date in order to explain the parties’ transition plans. The parties shall review each National Account and other top customers (as determined by mutual agreement of the parties) and mutually agree on whether the best method of contact and communication shall be an in-person meeting by the parties, mail or other method. Abbott personnel shall participate in a maximum of one hundred fifty (150) in-person customer visits. The parties shall cooperate in the timely development of mutually acceptable communications to all customers. The parties will attempt in good faith to schedule in-person visits with customers, and all customer notifications regarding the transition under this Agreement, during the period beginning eight (8) weeks prior to the Termination Date and ending four (4) weeks thereafter; provided, that any such meetings and notifications that do not occur within such time period will take place as soon as practicable after the end of such period, but Abbott will not be required to participate in such activities beyond the expiration of the Post-Termination Period.

3.6 Qualification. OraSure shall be responsible for developing information about OraSure and the OraQuick® Product as may be needed to qualify OraSure as an approved or registered vendor for the OraQuick® Product with each Current Customer and New Customer.

3.7 Combined Contracts. As of the Termination Date, Abbott agrees that it shall use commercially reasonable efforts to terminate the right of each of its customers that is a party to a Combined Contract to purchase any OraQuick® Products thereunder; provided, that “commercially reasonable efforts” shall not require Abbott to pay money, lower prices for other products or offer other economic incentives to its customers as consideration for terminating their right to purchase OraQuick® Products.

3.8 Assignment of OraQuick® Contracts; Pending Orders. To the extent not otherwise precluded by any contract, pricing letter or other arrangement, Abbott agrees to transfer and assign, and does hereby transfer and assign, as of the Termination Date, all right, title and interest to each OraQuick® Contract (each, an “Assigned Contract”). The foregoing assignment shall include all right, title and interest to all Pending Orders under an Assigned Contract, and OraSure agrees to supply OraQuick® Product under all Pending Orders and shall have the exclusive right to receive payment of the purchase price therefore under the applicable Assigned Contract. To the extent Abbott is precluded from assigning any OraQuick® Contract to OraSure, Abbott agrees that it shall use commercially reasonable efforts to terminate each such OraQuick® Contract as of the Termination Date; provided, that “commercially reasonable efforts” shall not require Abbott to pay money, lower prices for other products or offer other economic incentives to its customers as consideration for terminating any OraQuick® Contract. Notwithstanding the foregoing, Abbott shall retain all rights and obligations including without limitation the right to receive payment of the purchase price under each Assigned Contract with respect to OraQuick® Product shipped prior to the Termination Date.

3.9 Post-Termination Sales. Beginning January 1, 2009, Abbott shall no longer have the right to distribute the OraQuick® Products, except as otherwise permitted under Section 13.3.3 of the Distribution Agreement. Notwithstanding the foregoing, OraSure shall have the option to extend Abbott’s right to distribute OraQuick® Products for a period not to extend beyond January 31, 2009, to the extent OraSure reasonably believes such extension is necessary to facilitate the transition contemplated by this Agreement and maintain customer satisfaction. In order to exercise this option, OraSure must notify Abbott in writing on or prior to December 1, 2008, in which case Abbott agrees to purchase additional OraQuick® Product and supply such OraQuick® Product to customers as reasonably directed by OraSure. Such supply and continued distribution of OraQuick® Product shall be subject to the terms of the Distribution Agreement, except that Abbott’s distribution rights shall be non-exclusive.

3.10 OraSure Decisions. OraSure acknowledges and agrees that it shall have sole responsibility for making credit decisions or otherwise deciding whether to supply OraQuick® Product to any customer and that Abbott shall have no liability for any such decision made by OraSure, even if such decision is based on credit or other information provided by Abbott to OraSure under this Agreement. OraSure shall also have sole responsibility for confirming EDI or other specifications for each customer’s product ordering systems.

3.11 Inability to Assign or Terminate. If Abbott is contractually unable to assign any OraQuick Contract to OraSure pursuant to Section 3.8 or, despite using commercially reasonable efforts, is unable to terminate a customer’s right to purchase OraQuick Products under a Combined Contract pursuant to Section 3.7 or to terminate a non-assignable OraQuick Contract pursuant to Section 3.8, then the parties shall negotiate in good faith to develop a mutually agreeable plan to address such situations in a manner intended to minimize any loss of customers or sales.

4. Post Termination. During the Post-Termination Period, OraSure and Abbott agree to perform the respective obligations set forth in this Section 4.

4.1 Transition Activities. To the extent any of the activities described in Section 3 are not completed prior to the Termination Date, OraSure and Abbott shall exercise commercially reasonable efforts to complete such activities as soon as practicable after the Termination Date and in no event no later than end of the Post-Termination Period.

4.2 Abbott Website. For a period of twelve (12) months after the Termination Date, Abbott shall retain a listing for the OraQuick® Products on its website (abbottdiagnostics.com) indicating that customers should contact OraSure for the purchase of any OraQuick® Products. Such website shall include a link to OraSure’s website (subject to Abbott’s standard website policies, including customary notices and disclaimers regarding redirection of visitors to an external website) and contact information for OraSure’s customer service department, as mutually agreed by the parties and shall not include any reference or link to Abbott’s customer service department. In addition, during the Post-Termination Period, Abbott shall implement a “pop-up” or other notification in its order entry system to provide assistance to Abbott’s customer service personnel and prompt such personnel with notification of the Termination Date and how orders for OraQuick® Products should be handled in accordance with this Agreement.

4.3 Abbott Inventory. If on the Termination Date (or if OraSure exercises its option under Section 3.9 to extend Abbott’s distribution rights, the date such rights expire), Abbott has any remaining OraQuick® Product in Abbott inventory not committed to a Pending Order that has not been assigned to OraSure, then OraSure shall make a payment to cover the cost of all such inventory equivalent to the same transfer price Abbott paid to OraSure. Any OraQuick® Product covered by the payment required under this Section 4.3 shall either be destroyed or donated to one or more entities selected by OraSure, and Abbott shall provide OraSure a written confirmation certifying as to the disposition of such OraQuick® Product in accordance with this Section 4.3.

5. Confidentiality. The confidentiality and non-use obligations set forth in Article 12 of the Distribution Agreement are hereby incorporated by reference into this Agreement as if fully set forth herein and shall apply to the information exchanged by the parties hereunder. Notwithstanding the foregoing, OraSure shall be permitted to utilize any information related to Abbott’s customers or any contract, pricing letter or other arrangement between Abbott and its customers in order to establish and expand a commercial relationship between OraSure and such customer and otherwise provide OraQuick® Product to such customer, subject to any confidentiality obligations Abbott may have to such customers.

6. Non-Disparagement. Neither party will make any statements, whether public or private, oral or written, or take any action, that could reasonably be expected to adversely affect the business or reputation of the other party.

7. Competition. During the period beginning on the Termination Date and ending on December 31, 2009, the business within Abbott commonly known as the Abbott Diagnostic Division (as configured on the Termination Date and excluding the Abbott Point of Care business and the Abbott Molecular business) shall not import, manufacture, market, promote, distribute or sell in the Territory any rapid, point-of-care test for detecting HIV-1 and/or HIV-2 that: (a) utilizes a visually read, single-use lateral flow immunoassay format with a non-quantitative result; and (b) has been approved by the FDA for sale in the Territory as of the Termination Date. Abbott represents and warrants to OraSure that as of the date of this Agreement, the Abbott Diagnostic Division (as defined above) is not importing, manufacturing, marketing, promoting, distributing or selling any product described in the preceding sentence and it currently has no plans to do so. If any provision of this Section 7 shall be deemed unenforceable because of scope, duration or area of applicability, it shall be deemed modified to the extent necessary to make it enforceable while preserving its intent.

8. Solicitation. During the Transition Period and during the twelve (12) months following the Termination Date, neither OraSure nor Abbott shall engage in recruitment or hiring that is specifically directed or targeted toward any diagnostic product sales employees or representatives of the other party. Notwithstanding the foregoing, this Section 8 shall not preclude any general advertisement or solicitation of employment or any retained or contingent search by a recruiting firm that is not specifically directed or targeted toward the diagnostic product sales employees or representatives of the other party or the hiring of any individual who responds to such general advertisement, solicitation or search. If any provision of this Section 8 shall be deemed unenforceable because of scope, duration or area of its applicability, it shall be deemed modified to the extent necessary to make it enforceable while preserving its intent.

9. Termination Payment.

9.1 Royalty Obligation. OraSure shall make a one-time payment to Abbott equal to *** on the last day of the Post-Termination Period. After payment is received by Abbott, OraSure shall be released from and shall not be obligated to pay any royalty obligation set forth in Section 13.1.2 of the Distribution Agreement.

10. Miscellaneous Provisions.

10.1 Currency. All amounts payable under this Agreement shall be paid in U.S. dollars, unless otherwise agreed in writing.

10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws principles.

10.3 Assignment. Neither party shall assign this Agreement nor any part thereof without the prior written consent of the other party; provided, however: (i) either party may assign this Agreement, in whole or in part, to any of its Affiliates without such consent; and (ii) either party, without such consent, may assign this Agreement in connection with the transfer or sale of substantially all of its business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation that such party then has hereunder.

10.4 No Third Party Beneficiaries. Abbott and OraSure intend that only Abbott and OraSure and their permitted assignees will benefit from, and are entitled to enforce the provisions of, this Agreement. No third party beneficiary is intended under this Agreement.

10.5 Modifications; Waiver. No modification to this Agreement shall be effective unless such modification is in a writing signed by a duly authorized representative of each of Abbott and OraSure. No waiver of any rights or breach or default under this Agreement shall be effective unless assented to in writing by the party to be charged with such waiver. The waiver of any breach or default shall not constitute a waiver of any other right, breach or default hereunder or any subsequent breach or default.

10.6 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

10.7 Mutual Release; Covenant Not to Sue. Subject to the performance by each party of its obligations hereunder, each party, for itself and on behalf of its successors, employees, agents, representatives, officers and directors, hereby releases and discharges the other party, and each of its Affiliates, successors, employees, directors, officers, stockholders and agents, from any and all claims and liabilities, whether past or present, known or unknown, relating to or arising under the Distribution Agreement or the performance of their respective obligations thereunder. Notwithstanding the foregoing, the releases set forth in this Section 10.8 shall not include any claims or liabilities relating to or arising out of: (a) any provision of the Distribution Agreement that survives the termination pursuant to Section 13.3.5 of the Distribution Agreement, or (b) this Agreement. Each party shall not initiate any legal proceedings of any kind (including alternative dispute resolution procedures) against the other party arising out of or related to the Distribution Agreement, except with respect to provisions that survive termination pursuant to Section 13.3.5 of the Distribution Agreement.

10.8 Survival. The provisions of the Distribution Agreement referenced in Section 13.3.5 of the Distribution Agreement will survive termination in accordance with the terms thereof, except to the extent modified by or released pursuant to this Agreement.

10.9 No Admission. This Agreement (including without limitation any consideration contained herein) is not to be construed as an admission of liability of any kind whatsoever by either party, but is in full settlement of disputed issues. Each party specifically denies any and all claims of wrongdoing.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile transmission of a signed original shall have the same effect as delivery of the signed original.

10.11 Relationship of the Parties. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained herein is intended or is to be construed so as to constitute the parties as partners or joint venturers or either party as an agent or employee of the other. Neither party has the express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any third party.

10.12 Dispute Resolution. Any dispute in connection with this Agreement shall be handled in accordance with the procedures set forth in Section 14.13 of the Distribution Agreement.

10.13 Entire Agreement. This Agreement constitutes the entire and exclusive agreement and understanding between Abbott and OraSure with respect to the subject matter of this Agreement, and supersedes and cancels all previous negotiations, agreements, and commitments, whether oral or in writing, in respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the undersigned duly authorized officers of OraSure and Abbott, respectively, hereby execute this Agreement on the date first above written on behalf of OraSure and Abbott, respectively.

ORASURE TECHNOLOGIES, INC.

By:	/s/ Douglas A. Michels

Print Name:	Douglas A. Michels
Title:	President and CEO

ABBOTT LABORATORIES

By:	/s/ Brian J. Blaser

Print Name:	Edward L. Michael
Title:	Executive Vice President, Diagnostics

Brian J. Blaser
DVP, Global Operations for E. Michael

Exhibit A

Abbott Customer Information

(a) customer name and address;

(b) with respect to each customer, if such information is available, the name and phone number of a contact person responsible for technical product decisions and a contact person responsible for procurement or transactional decisions, in each case involving the OraQuick® Products;

(c) whether the customer is a Current Customer or a National Account;

(d) whether such customer previously purchased OraQuick® Product under a contract, pricing letter or other agreement that terminated or expired within the twelve months immediately preceding the Effective Date;

(e) pricing under which Abbott is providing or has agreed to provide OraQuick® Product to such customer;

(f) any minimum purchase volumes in place or expected to be in place during the future;

(g) whether the customer is purchasing OraQuick® Product pursuant to a contract, pricing letter or other arrangement and the duration and other material terms (to the extent not otherwise described) of each such contract, pricing letter or other arrangement; and

(h) pricing and any minimum volumes in effect with such customer during the twelve-months immediately preceding the Effective Date;

(i) payment terms and payment history of such customer during the twelve months immediately preceding the Effective Date of this Agreement; and

(j) whether the customer places orders through EDI or MetaFax, the applicable EDI specifications used by the customer and an IT contact at the customer, to the extent such information is available.